Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:              Judith R. Brackley
                      Director of Corporate Communications
                      (617) 357-4455 ext. 208
                      e-mail: judith_brackley@ironmountain.com


                      Iron Mountain Completes $250 Million Private Placement

Boston, MA -- (October 27, 1997) -- Iron Mountain Incorporated (NASDAQ:IMTN) announced today the completion of its previously-announced private placement of $250 million in aggregate principal amount of 8 3/4% Senior Subordinated Notes due in 2009 to qualified institutional buyers.

The initial purchasers in the transaction were Bear, Stearns & Co. Inc.; Chase Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation; William Blair & Company; and Prudential Securities Incorporated.

The issuance of the Notes has not been registered under the Securities Act of 1933, and the Notes may not be offered or resold in the United States absent registration or an applicable exemption from registration.

The Company will use net proceeds of the offering initially to pay down existing bank debt and thereafter to fund the cash portion of the purchase price of two previously announced pending acquisitions and for general corporate purposes. Those acquisitions include HIMSCORP, Inc. (dba Record Masters), believed to be the nation's leading medical records management company, which is scheduled to close in November, 1997, and Arcus Group, Inc., believed to be the nation's largest provider of off-site data protection services, which is expected to close early in the first quarter of 1998.

Iron Mountain operates in 43 markets nationwide, providing business records storage and management services, medical records services, data protection services for electronic records, vital records protection and records management consulting services. The Company stores and manages billions of paper documents and electronic records for more than 43,000 customers, including more than half of the Fortune 500 companies.